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                                                                    EXHIBIT 6.08

CONTRACT

BETWEEN.-

SHOWSTAR ONLINE.COM INC.
85-10551 Shellbridge Way
Richmond, B.C.
V6X 2W9

(Hereinafter referred to as "Showstar")

AND:

JOHN BARSON
#19-7500 Cumberland Street
Burnaby, B.C. V3N 4Z9

(Hereinafter referred to as "Barson")

WHEREAS Showstar agrees to enter into a contract with Barson and whereas Barson agrees to enter into a contract with Showstar, the following conditions are hereto agreed to to in part and in full:

BARSON hereby agrees to:

1) Represent Showstar in an ethical and professional fashion in promoting the Corporation and advancing its position and development in e-commerce.

2) To promote the Company's goodwill to develop the corporate image and the Company's public relations on an international basis.

3) To act in the capacity of Chief Technical Officer to oversee the development of the technology required for the Company to operate effectively to accomplish its goals.

SHOWSTAR agrees to:

1) To pay Barson, during the first year of this contract, a sum of CDN$ 10,000 dollars per month beginning from the 15th day of June, 1999 until the 14th of June, 2000.

2) Moneys will be paid on a monthly basis in installments of $5,000 on the 15th and the end of each month respectively.

3) To pay, during years 2, 3, and 4 of this contract (a "contract year") an amount to be agreed upon by the parties hereto prior to May 31 preceding the commencement of such contract year of each year, which amount is to be no less than the immediately preceding period and further provided that such amount shall not be less than the industry standard.

4) Shall pay to Barson a reimbursement of all approved expenses incurred on the first party's behalf These amounts shall be funded fourteen days after submission of expense reports with required supporting documentation.

5) To issue as fully paid and non-assessable to Barson THREE HUNDRED THOUSAND (300,000) COMMON SHARES immediately upon the signing of this Contract and to

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issue, as fully paid and non-assessable, an additional TWO HUNDRED THOUSAND
(200,000) common shares in the capital of Showstar Onine.com Inc. on or before June 15"', 2000 (the "Second Issuance"). A further ONE HUNDRED AND FIFTY THOUSAND (150,000) common shares in the capital of Showstar Online.com, Inc. shall be issued to Barson on the 15 1h of June, 2001 (the "Third Issuance") and a further ONE HUNDRED AND FIFTY THOUSAND (150,000) common shares shall be issued to Barson on the 15"' of June, 2002 (the "Fourth Issuance"). If Showstar Online.com is sold or this Contract is terminated for any reason, Showstar Online.com, Inc. will issue to Barson, immediately upon the occurrence of such an event, the Second, Third and Fourth Issuances.

6) Shall transfer to Barson the following shares upon the second parties acceptance and payment in exercising the following options:

STOCK OPTIONS

Showstar Online.com, Inc. hereby grants to Barson the following options, on the following terms, to purchase common shares in the capital of Showstar Online.com, Inc.;

a) Effective June 15th, 2000, an option to acquire ONE HUNDRED AND FIFTY THOUSAND (150,000) common shares at the exercise price of FIFTY ($0.50) CENTS per share.

b) Effective June 15th, 2001, an option to acquire ONE HUNDRED AND FIFTY THOUSAND (150,000) common shares at the exercise price of ONE ($ 1.00) DOLLAR per share.

c) If Showstar Online.com, Inc. is sold or this contract is terminated by Showstar Online.com, Inc. without cause, immediately upon the occurrence of such an event, all options granted hereby will vest immediately.

d) The parties hereto shall enter into a Stock Option Agreement substantially in the form attached as Exhibit "A" hereto, giving effect to these option grants.

TERM

The term of this agreement shall be four years commencing June 15th, 1999 and terminate on June 15th, 2003 unless renewed by mutual consent.

CANCELLATION OF CONTRACT

    a)   Barson may cancel the contract at any time:
              - Upon 60 days prior written notice given to the President of the Company.
              - Barson will forfeit any and all rights to fully paid shares and option shares that have not vested as of the notice date.

    b) The Company may cancel the contract at any time:

         - WITHOUT CAUSE - Upon 60 days prior written notice by the Executive of the Company. Barson will be entitled to all fully paid share and options, both vested and unvested, as provided for in this agreement.

         - WITH CAUSE as defined in "CAUSE DEFINED" - immediate dismal and forfeiture of any and all rights to fully paid shares and stock options not vested on the date of termination.


    c)   Death or Total Incapacitation of Barson:

         - Barson or his estate (in the case of death) will be entitled to receive the following:

                 - The fully paid and non-assessable shares due him on June 15th of the year of his demise or total incapacitation.

                 - The right to exercise the stock option due him on June 15th of the year of his demise or total incapacitation.

                 - e.g. Should this event (death or incapacitation) occur on June 16th, 2000, Barson or his estate would be entitled to stock and options accrued to June 15th, 2000 plus the shares and options that would have been granted to him on June 16th, 2001 had this event not occurred.

CAUSE DEFINED

    "Cause" shall mean cause resulting from actions or inactions of Barson and is limited to the following:

         a) Repeated failure or refusal to carry out the reasonable directions of the Company, provided such directions are consistent with the duties and obligations herein set forth to be performed by Barson; or

         b) Willful violation of a provincial, state or federal law involving the commission of (1) a crime against the Company materially adversely affecting the Company or (2) a felony of any kind; or

         c) Barson's medically confirmed misuse or abuse of alcohol or use of any controlled substance; or

         d) Any material breach by Barson of this agreement or the falsity of any material representation or warranty of Barson herein, which upon written notice to Barson, is not corrected within 30 days.

NON-COMPETITION

Barson agrees to professionalism, confidentiality and shall not, within eighteen months following the termination of this contract, solicit existing clients of Showstar or compete in the same business and cannot consult or perform duties with others without approval.

CONFLICT OF INTERESTS

It is understood that Barson shall disclose any relationship which appears to conflict with Showstar and it is acknowledged by Showstar that Barson has disclosed his ownership and management positions with Savingsplus Internet Inc. This includes both vendors and competitors. It is also understood that Barson will not have interests in operations if they directly or indirectly compete with Showstar, except for Barson's interests in Savingsplus Internet Inc.'s business or intellectual property.


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CONFLICT

Should the above noted parties be unable to resolve a contractual difference, the parties hereby agree that the conflict shall be resolved by way of arbitration and agree that binding arbitration shall control the consequence or the result of problem resolution.

REPRESENTATION OF BARSON AND OF SHOWSTAR

(a) Barson represents that he:

1) Within the past five years, has not filed, or cause to be filed, a petition under the United States Bankruptcy Code or any Canadian equivalent.

2) Has not knowingly violated, or been found to have violated any federal and/or state or Canadian securities laws.

3) Consents to a criminal background check.

4) Does not have any business affiliations, which would conflict with his positions with Showstar.

(b) Showstar represents that:

1) Showstar has all requisite corporate power and authority to enter into this agreement and the transactions contemplated hereby.

All amounts referred to in this contract are in U.S. Dollars unless otherwise specified.

The above named parties hereby consent to the terms and conditions of this contract.

Dated this 30th day of August, 1999 in the City of Richmond, B.C., Canada

For Showstar Online.com, Inc.       For John Barson

SIGNATURE         SIGNATURE

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